Exhibit 23.2

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2010, relating to the financial statements of IESI-BFC Ltd. (which report expresses an unqualified opinion and includes (1) an explanatory paragraph relating to our consideration of internal control over financial reporting, and (2) a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) incorporated by reference in the Annual Report on Form 40-F for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
July 9, 2010